Exhibit 97.1

BANKUNITED, INC.
COMPENSATION RECOVERY POLICY

This Compensation Recovery Policy (the “Policy”) was adopted by the Compensation Committee of the Board of Directors (the “Compensation Committee”) of BankUnited, Inc. and BankUnited, N.A (collectively, the “Company”) to establish guidelines and requirements for the recovery of erroneously awarded incentive-based compensation, which is the amount of incentive-based compensation subject to this Policy, from Covered Executives in the event of an accounting restatement. For the purposes of this Policy, Covered Executives include current and former executive officers of the Company who perform policy-making functions, as further described in the Policy; and includes at a minimum, the executive officers identified by the issuer in its Form 10-K or annual proxy statement pursuant to Item 401(b) of Regulation S-K of the Securities Exchange Act of 1934 (the “Exchange Act”). This Policy is intended to comply with Section 10D of the Exchange Act and Section 303A.14 of the New York Stock Exchange (NYSE) Listed Company Manual.

The Policy is a Corporate Management Policy that is approved by the Board of Directors (the “Board”).

Statement of Policy
It is the policy of the Company to be in full compliance with the rules and regulations adopted by the Securities and Exchange Commission (SEC) and NYSE in addressing the requirements of Issuers for the recovery of erroneously awarded compensation received by Covered Executives in the event of a required accounting restatement. The Company has adopted this Policy to ensure the reasonably prompt recovery of erroneously awarded compensation in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws. This includes any required accounting restatement of the financial statements to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
Covered Executives include current and former executive officers of the Company, including (i) the Company’s president, principal financial officer and principal accounting officer, (ii) any officer1 in charge of a principal business unit, division or function (iii) any other officer or any other person who performs a policy-making function for the Company; and (iv) executive officers of the Company’s parent(s) or subsidiaries who perform such policy-making functions for the Company. The policy-making function is not intended to include policy-making functions that are not deemed significant to the Company. An “executive officer” for purposes of this Policy includes at a minimum executive officers identified by the Company in its Form 10-K or annual proxy statement pursuant to Item 401(b) of Regulation S-K of the Exchange Act.
Determination of Erroneously Awarded Compensation
This Policy shall apply to all incentive-based compensation received by an individual:
i.After beginning service as a Covered Executive with the Company;
ii.Who served as a Covered Executive at any time during the performance period for that incentive based compensation;
iii.While the Company has a class of securities listed on a national securities exchange or a national securities association; and
iv.During the three (3) completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described in the Policy. In addition to these last three completed fiscal years, this Policy shall apply to any transition period (that results from a change in the Company’s fiscal
1 The term ‘officer’ is defined as such term is under Rule 16a-1(f) of the Exchange Act. 1 Rule 10D-1.

year) within or immediately following those three completed fiscal years. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine (9) to twelve (12) months would be deemed a completed fiscal year. The Company’s obligation to recover erroneously awarded compensation is not dependent on if or when the restated financial statements are filed.
Incentive-based compensation means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure. Financial reporting measures means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. Incentive-based compensation is deemed received in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.
In determining the relevant recovery period, the Company must consider the date that it is required to prepare an accounting restatement as the earliest to occur of:
i.The date the Board, or a committee of the Board, or the officer or officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement; or
ii.The date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement.
The amount of incentive-based compensation that is subject to this Policy (defined as “erroneously awarded compensation”) is the amount of incentive-based compensation received by a Covered Executive that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts and must be computed without regard to any taxes paid. For incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement:
•The amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was received; and
•The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange.
Impracticability of Recovery
The Company shall recover erroneously awarded compensation in compliance with this Policy except to the extent that the conditions of (i), (ii) or (iii) below are met, and the issuer's committee of independent directors responsible for executive compensation decisions, or in the absence of such a committee, a majority of the independent directors serving on the board, has made a determination that recovery would be impracticable.
i.The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such erroneously awarded compensation.
ii.Recovery would violate home country law where that law was adopted prior to November 28, 2022.
iii.Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

Prohibition on Indemnification
The Company shall not indemnify any Covered Executive against the loss of erroneously awarded compensation.
Method of Recovery
The Compensation Committee shall determine, in its sole and exclusive discretion, the method or methods for recovering any erroneously awarded compensation, which methods need not be the same, or applied in the same manner, to each Covered Executive, provided that any such method shall provide for reasonably prompt recovery and otherwise comply with any requirements of the applicable SEC and NYSE rules.
Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery, recoupment, forfeiture or offset that may be available to the Company pursuant to the terms of any other applicable Company policies, compensation or benefit plans, agreements or arrangements, or applicable law; provided, however, that there shall be no duplication of recovery of the same compensation.
Disclosures
The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the Federal securities laws, including the disclosures required by the applicable rules of the SEC and NYSE.
Governance
Integral to a sound and effective risk governance framework, the Board provides oversight and governance over the Bank’s implementation of this Policy to ensure adherence to applicable laws. The Board has designated the Compensation Committee as the primary Board committee in providing oversight over the Bank’s adherence to the requirements set forth herein.
The Compensation Committee is responsible for the administration of and ensuring compliance with this Policy and application of its requirements to Covered Executives and will report to the Board on material developments under this Policy. The Compensation Committee reviews and ratifies the Policy on an annual basis and presents it to the Board for annual ratification. The Compensation Committee may, at its discretion, engage independent consultants, at the Company’s expense, to assist it in discharging this responsibility.